EXHIBIT 10.23
TERMS OF RESTRICTED SHARE AWARDS
[Vested by Lapse of Time]
1.	Generally. This document sets forth the terms and conditions under which an award (an “Award”) of forfeitable shares of Ferro Common Stock (“Restricted Shares”) are made under paragraph 4(c) of the 2006 Long-Term Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on November 3, 2006. (The recipient of an Award is called the “Restricted Share Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiary and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are in all events subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern. The Compensation Committee of the Board of Directors, or such other committee as the Board may from time to time designate, (the “Committee”) administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Restricted Share Recipient.

3.	Basic Award Terms. The name of the Restricted Share Recipient, the date of the Award, and the number of Restricted Shares being awarded are set forth separately in an award letter from Ferro to the Restricted Share Recipient that refers expressly to this document.

4.	Restricted Shares. The Restricted Shares are represented by shares of Ferro Common Stock that will be converted into nonforfeitable shares of Ferro Common Stock at the end of the three-year period following the date of grant (the “Vesting Period”). During the Vesting Period, the Restricted Shares will be held by Ferro and the Restricted Share Recipient will not be entitled to exercise rights pertaining to such shares, including the right to vote such shares. Payment of any dividends to the Restricted Share Recipient on the shares of Ferro Common Stock that represent the Restricted Shares will be deferred without interest until the end of the Vesting Period.

5.	Delivery. Unless the Restricted Shares have previously been forfeited under these Terms, Ferro will deliver the shares of Ferro Common Stock to the Restricted Share Recipient at or soon after the end of the Vesting Period (or earlier in the case of disability, or death as provided in paragraphs 7 and 8 below or a change in control as provided in paragraph 10 below.)

6.	Dividends. At the time Ferro delivers the shares of Ferro Common Stock to the Restricted Share Recipient under clause 5 above, Ferro will also deliver to the Restricted Share Recipient an amount of cash equal to the nominal value of dividends paid on a like number of shares of Ferro Common Stock from the date of grant until the completion of the Vesting Period.

7.	Disability. If a Restricted Share Recipient’s employment terminates due to the Restricted Share Recipient’s total and permanent disability during the Vesting Period, then Ferro will deliver the shares of Ferro Common Stock to the Restricted Share Recipient at or soon as practicable after the Restricted Share Recipient’s employment terminates.

8.	Death. If a Restricted Share Recipient dies during a Vesting Period, then Ferro will deliver the shares of Ferro Common Stock to the person(s) or entity that is entitled by will or the applicable laws of descent and distribution to such shares of Ferro Common Stock as soon as practicable after the Restricted Share Recipient’s death.

9.	Change of Control. If a “Change of Control” occurs before the end of the Vesting Period, then Ferro will deliver the shares of Ferro Common Stock to the Restricted Share Recipient at or soon as practicable after the “Change of Control;” provided that the Restricted Share Recipient is then employed by Ferro. (For purposes of this document, the term “Change of Control” has the meaning given to that term in paragraph 9 of the Plan.)

10.	Other Termination of Employment. If the Restricted Share Recipient’s employment with Ferro terminates before the end of the Vesting Period for any reason other than those stated in clauses 7, 8 and 9 above, then all of the forfeitable shares of Ferro Common Stock representing the Restricted Shares will be forfeited and the Restricted Share Recipient will not be eligible to receive the delivery of any shares of Ferro Common Stock or any payment in respect of dividends under the Award at the end of the Vesting Period.

11.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:
A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933 (the “1933 Act”), as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.
Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations there under would be involved in such transfer.
12.	Forfeiture. The Restricted Share Recipient will forfeit his or her Restricted Shares if, during the Vesting Period, he or she:
A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;

B.	Discloses to any person any proprietary or confidential business information concerning Ferro or any Ferro officers, Directors, employees, agents, or representatives which the Performance Share Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

C.	Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of Ferro’s officers, Directors, employees, agents, or representatives;

D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Restricted Share Recipient’s own behalf or on behalf of any other person or entity; or

E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.
13.	Taxes and Withholding. All amounts paid to or on behalf of the Restricted Share Recipient in respect of Restricted Shares will be subject to withholding as required by law. The Restricted Share Recipient will be responsible for making appropriate arrangements satisfactory to Ferro to pay any withholding, transfer, or other taxes due as a result of the issuance of the shares of Ferro Common Stock. The Restricted Share Recipient may, however, elect to pay Ferro all or a portion of such taxes by delivering to Ferro cash or previously-owned shares of Ferro Common Stock, by having shares of Ferro Common Stock that would otherwise be delivered under these terms withheld by Ferro, or by using any combination of such alternatives.

14.	Holding Period. Except as and to the extent the Restricted Share Recipient has shares of Ferro Common Stock that would have otherwise been delivered under these terms withheld by Ferro in order to pay withholding or other taxes as required by law, the Restricted Share Recipient will not be permitted to sell, transfer, assign, or otherwise dispose of the shares of Ferro Common Stock that are delivered to him or her at any time during the period (the “Holding Period”) ending two years after the end of the Vesting Period, without Ferro’s prior written consent; provided, however, that if the Restricted Share Recipient dies during the Holding Period, such shares of Ferro Common Stock will pass to the person(s) or entity that is entitled by will or the applicable laws of descent and distribution to such shares of Ferro Common Stock; and provided further that if there is a change in control of Ferro during the Holding Period, the restrictions on the Restricted Share Recipient’s sale, transfer, assignment or other disposition will terminate immediately.

15.	Transferability. No Restricted Shares are transferable by the Restricted Share Recipient other than by will or by the laws of descent and distribution.

16.	Adjustments on Changes in Capitalization. If at any time before the end of the Vesting Period, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “prorata repurchase” of Common Stock as described in paragraph 7 of the Plan or takes any other action described in that paragraph, then the shares issuable in respect of an Award will be appropriately adjusted as provided in such paragraph.

17.	Employment at Will. Nothing in this grant of Restricted Shares affects in any way the Restricted Share Recipient’s status as an employee at will of Ferro.